Dresser-Rand Reports Third Quarter 2012 Diluted EPS of $0.54

Strong Bookings and Record Level Backlog

HOUSTON, Nov. 1, 2012 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Total revenues	$594.4	$630.5	$1,892.0	$1,573.6
Income from operations	$74.0	$73.2	$198.3	$131.1
Interest expense, net	($15.7)	($13.7)	($47.9)	($44.7)
Early redemption premium on debt	$0.0	$0.0	$0.0	($10.1)
Other income (expense), net	$1.2	($0.5)	$0.8	$1.3
Income before income taxes	$59.5	$59.0	$151.2	$77.6
Net income attributable to Dresser-Rand	$41.2	$40.3	$98.8	$51.9
Diluted EPS	$0.54	$0.51	$1.30	$0.66
Shares used to compute EPS (000)	76,351	78,611	76,168	79,134
Other information:
Total bookings	$873.4	$1,170.7	$2,437.6	$2,296.8
Total backlog	$3,111.0	$2,724.2	$3,111.0	$2,724.2

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $41.2 million, or $0.54 per diluted share, for the third quarter 2012. This compares to net income of $40.3 million, or $0.51 per diluted share, for the third quarter 2011.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Results for the quarter were mixed with disappointing earnings set against a backdrop of continued strong bookings and a record level backlog. Operating income of approximately $74 million was lower than our earlier expectation principally due to lower new unit revenues. There were four projects that slipped out of the quarter that account for the lion's share of the revenue miss. In the case of one of the projects, although the equipment shipped in the third quarter, certain documents necessary to recognize revenue were not obtained in time. As to the other three jobs, the causes for the delays were unusual: one involved rescheduling of the factory acceptance test by the client, one was impacted due to mishandling of the equipment by our logistics provider and one involved a sale of a solar park that, after several months of operation, experienced a transformer failure just prior to the point of sale. Given the need to make the necessary repairs and demonstrate several months of reliable operation, we now forecast sale of this park in 2013. The three other projects are still forecast to close this year.

"Looking beyond the short term impact of the delayed new unit shipments this quarter, we are extremely pleased with third quarter bookings. New unit bookings of approximately $479 million were strong, with major orders coming from both midstream and upstream applications, and add to the solid level of bookings in the first six months of the year. We are working on a number of potential major new unit orders that we expect to close in the fourth quarter. As such, we are reiterating our guidance for record new unit bookings in the range of $1.7 to $1.9 billion.

"Aftermarket parts and services bookings of $394 million were also strong, reflecting continuing recovery in most geographic regions, especially the Middle East and Latin America. We expect bookings to remain strong through the balance of the year and into the next. As with the new unit segment, we are reiterating our guidance for record aftermarket bookings in the range of $1.4 to $1.6 billion.

"Our backlog at the end of the quarter was at a record level of approximately $3.1 billion, which was 14% higher than the year ago level. Our new unit backlog of $2.4 billion was up approximately 12%, with approximately $1,225 million of the new unit backlog scheduled to ship in 2013.

"For the full year, as reported at the time of our second quarter earnings release, the adverse translational impact of a stronger U.S. dollar moved us into the lower half of the range of our original operating income guidance of $360 to $420 million. At present, we are now forecasting three items that will have an impact on 2012 operating income. The first item is the solar park referenced above.

"The second item relates to a delay in the release of the required letter of credit (L/C) associated with a program to perform the Engineering Procurement and Construction (EPC) activities associated with building an engine assembly plant for a National Oil Company client. Late last year when we first set guidance for 2012, we identified a potential risk related to this project. While we have had the contract to perform this work in hand for over one year, we are not in a position to start work until the required L/C is received.

Throughout the course of the year, it was our belief that the receipt of the L/C would be forthcoming. Active conversations with our client continue and, while we continue to believe this project will move forward, it is now necessary to remove it and the income associated with the related engine shipments from the 2012 forecast.

We estimate the impact on operating income of moving the above two items out of the year to be approximately $20 million.

"The third item that will affect fourth quarter earnings is one time in nature and involves costs that we are electing to incur. The integration of Guascor over the past 18 months has been focused on governance, reliable financial reporting, and the cross selling synergies available based on our expanded market reach and product portfolio. Rather than continuing to operate Guascor as a stand-alone business unit, the final step of the integration is now to align the existing organizations and rationalize non-critical business assets. This was part of the original integration plan, although the date was not determined. We are now confident that the organization is prepared for this step, and the process will take place over the next six months such that many of the benefits impact our 2013 results.

"We estimate these one-time costs associated with this organizational alignment to be approximately $10 million, with the preponderance incurred in the fourth quarter. The impact from synergies next year is expected to be approximately $18 million.

"In summary, based principally on the impact from the delay in the sale of the solar park and the National Oil Company program combined with one-time expenses of $10 million associated with the Guascor organization integration, we now believe operating income for 2012 will be approximately $340 million."

Discussion of Results:

Total revenues for the third quarter 2012 of $594.4 million decreased $36.1 million, or 5.7%, compared with $630.5 million for the third quarter 2011. Revenues decreased as a result of lower volume in the new unit segment partially offset by higher volume in the aftermarket segment. Revenues in the third quarter 2012 would have been approximately $42.6 million higher by applying exchange rates from the corresponding period in 2011.

Total revenues for the nine months ended September 30, 2012, of $1,892.0 million increased $318.4 million, or 20.2%, compared with revenues of $1,573.6 million for the corresponding period in 2011. The increase is principally attributable to higher volume in both the new units and aftermarket segments and the acquisition of Grupo Guascor, which closed in May 2011. Guascor accounted for approximately $88.9 million of the increase. Revenues in the first nine months of 2012 would have been approximately $93.1 million higher by applying exchange rates from the corresponding period in 2011.

Operating income for the third quarter 2012 was $74.0 million. This compares to operating income of $73.2 million for the third quarter 2011. Third quarter 2012 operating income increased from the year ago quarter primarily due to higher aftermarket revenues offset by lower new unit revenues.

As a percentage of revenues, operating income for the third quarter 2012 was 12.4%, compared to 11.6% for the corresponding period in 2011. The increase was primarily attributable to an overall shift in the mix of revenues to our aftermarket segment from the new units segment and the factors mentioned above.

Operating income for the nine months ended September 30, 2012, was $198.3 million. This compares to operating income of $131.1 million for the corresponding period in 2011. Operating income increased from the corresponding period in 2011 primarily due to higher aftermarket revenues, which were partially offset by the translation impact of the stronger U.S. dollar. Additionally, operating income in the first nine months of 2011 reflects a number of adverse impacts including non-recurring integration and transaction-related expenses in connection with the acquisition of Guascor in May 2011 and the political instability in the Middle East and North Africa. The non-recurring integration and transaction-related expenses totaled approximately $14.9 million for the first nine months of 2011. The political instability in the Middle East and North Africa adversely affected the first nine months of 2011 by approximately $10.4 million.

As a percentage of revenues, operating income for the nine months ended September 30, 2012, was 10.5%, compared to 8.4% for the nine months ended September 30, 2011. The increase in operating income as a percent of sales is principally due to the factors mentioned above.

The effective tax rate for the third quarter 2012 was lower than expected due to certain foreign tax credits.

Net income for the third quarter 2012 of $41.2 million was essentially the same as the corresponding period in 2011. Net income for the nine months ended September 30, 2012, of $98.8 million compares to $51.9 million for the corresponding period in 2011. The increase is principally attributable to the factors mentioned above and a pre-tax prepayment premium incurred in 2011 of $10.1 million as a result of executing the cash tender offer to purchase the previously outstanding 7 3/8% Senior Subordinated Notes.

Bookings in the third quarter 2012 were $873.4 million compared to $1,170.7 million for the corresponding period in 2011, a decrease of $297.3 million or 25.4%. As previously reported, the Company received in 2011 approximately $700 million of Petrobras contracts to supply all Turbo Compressors for the 8 "replicant" FPSOs destined for the Lula and Guara fields offshore Brazil. It should be noted that, due to the Company's booking policy, the Company recorded bookings of approximately $410 million in new units and $60 million in aftermarket services related to the Petrobras awards in the third quarter 2011.

Bookings for the nine and twelve months ended September 30, 2012, of $2,437.6 million and $2,999.4 million, respectively, compare to bookings for the corresponding periods ended September 30, 2011, of $2,296.8 million and $3,050.2 million, respectively.

The backlog at the end of September 2012 was a record $3,111.0 million, or 14.2% higher than the backlog at the end of September 2011 of $2,724.2 million.

New Units Segment

New unit revenues for the third quarter 2012 of $247.5 million decreased $45.1 million, or 15.4%, compared with $292.6 million for the third quarter 2011. The decrease in third quarter 2012 revenues compared to the corresponding period in 2011 reflects the variability in the timing and the size of very large orders in the new units segment. New units revenues in the third quarter 2012 would have been approximately $14.0 million higher by applying exchange rates from the corresponding period in 2011.

New unit revenues for the nine months ended September 30, 2012, of $902.6 million increased $163.6 million, or 22.1%, compared with $739.0 million for the corresponding period in 2011. Revenues increased principally as a result of higher volume. New units revenues in the first nine months of 2012 would have been approximately $37.2 million higher by applying exchange rates from the corresponding period in 2011.

New unit operating income was $21.1 million for the third quarter 2012 compared with operating income of $30.2 million for the third quarter 2011. This segment's operating margin was 8.5% compared with 10.3% for the third quarter 2011. The decrease in operating income and margin from the corresponding period in 2011 was principally attributable to the lower volume.

New unit operating income was $68.6 million for the nine months ended September 30, 2012, compared with operating income of $66.0 million for the corresponding period in 2011. This segment's operating margin for the nine months ended September 30, 2012, was 7.6% compared with 8.9% for the corresponding period in 2011. The decrease in operating margin from the corresponding period in 2011 was principally attributable to a less favorable mix within the segment.

Bookings for the three months ended September 30, 2012, of $478.8 million compare to new unit bookings in the corresponding period in 2011 of $732.1 million, a decrease of $253.3 million or 34.6%. As previously mentioned, new unit bookings in the third quarter 2011 include approximately $410 million in connection with the Petrobras award for 8 "replicant" FPSOs. Bookings for the nine and twelve months ended September 30, 2012, of $1,266.7 million and $1,492.8 million, respectively, compare to bookings for the corresponding periods ended September 30, 2011, of $1,274.2 million and $1,754.5 million, respectively. The backlog at September 30, 2012, of $2,449.9 million was 12.4% higher than the backlog of $2,180.2 million at September 30, 2011.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2012 of $346.9 million increased $9.0 million, or 2.7%, compared with $337.9 million for the third quarter 2011. Revenues increased principally due to the continuing market recovery. Aftermarket revenues in the third quarter 2012 would have been approximately $28.6 million higher by applying exchange rates from the corresponding period in 2011.

Aftermarket parts and services revenues for the nine months ended September 30, 2012, of $989.4 million increased $154.8 million, or 18.5%, compared with $834.6 million for the corresponding period in 2011. Revenues increased principally as a result of growth in most geographic segments, especially the Middle East and Latin America, and the Guascor acquisition. Guascor accounted for approximately $90.3 million of the increase. Aftermarket revenues in the first nine months of 2012 would have been approximately $55.9 million higher by applying exchange rates from the corresponding period in 2011.

Aftermarket operating income for the third quarter 2012 of $76.1 million increased $7.3 million, or 10.6%, compared with $68.8 million for the third quarter 2011. This segment's operating margin for the third quarter 2012 of approximately 21.9% compares with 20.4% for the third quarter 2011. The increase in this segment's operating margin is principally attributable to a more favorable mix within the segment partially offset by the higher allocation of overhead cost to the segment resulting from the higher percentage of aftermarket revenues to total revenues in 2012.

Aftermarket operating income for the nine months ended September 30, 2012, of $199.3 million increased $55.1 million, or 38.2%, compared with $144.2 million for the corresponding period in 2011. This segment's operating margin for the nine months ended September 30, 2012, of approximately 20.1% compares with 17.3% for the corresponding period in 2011. The increases in both operating income and margin were principally due to higher volume and a more favorable mix within the segment.

Bookings for the three months ended September 30, 2012, of $394.6 million were $44.0 million or 10.0% lower than bookings for the corresponding period in 2011 of $438.6 million. As previously mentioned, aftermarket bookings in the third quarter 2011 include approximately $60 million in connection with the Petrobras award for 8 "replicant" FPSOs. Bookings for the nine and twelve months ended September 30, 2012, of $1,170.9 million and $1,506.6 million, respectively, compare to bookings for the corresponding periods ended September 30, 2011, of $1,022.6 million and $1,295.7 million, respectively. The backlog at September 30, 2012, of $661.1 million was 21.5% higher than the backlog of $544.0 million at September 30, 2011.

Liquidity and Capital Resources

As of September 30, 2012, the Company had cash and cash equivalents of $150.9 million and the ability to borrow $245.4 million under the $764.3 million revolving portion of its Senior Secured Credit Facility, as $213.9 million was used for outstanding letters of credit and $305.0 million of borrowings was outstanding. In addition to these letters of credit, $133.0 million of letters of credit and bank guarantees were outstanding at September 30, 2012, which were issued by banks offering uncommitted lines of credit.

In the first nine months of 2012, cash provided by operating activities was $49.3 million compared with $78.8 million for the corresponding period in 2011. The decrease of $29.5 million in net cash provided by operating activities was principally from changes in working capital, which more than offset higher net income.

Net cash used in investing activities was $104.9 million for the nine months ended September 30, 2012, compared to $324.3 million for the nine months ended September 30, 2011. Cash used in investing activities in 2012 includes $48.9 million of capital expenditures, $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired) and $10.0 million related to an additional capital investment in the noncontrolling interest of Echogen Power Systems, LLC. Cash used in investing activities in the first nine months of 2011 includes $283.5 million related to the acquisition of Guascor (net of cash acquired), which closed on May 4, 2011. Cash provided by financing activities was $77.5 million in the first nine months of 2012, compared to cash used in financing activities of $29.5 million in the first nine months of 2011.

During the nine months ended September 30, 2011, the Company refinanced its unsecured senior subordinated notes, initiated three separate Accelerated Stock Buyback (ASB) programs totaling $505.0 million and entered into a new senior secured credit facility.

As of September 30, 2012, total debt was $1,095.9 million and total debt net of cash and cash equivalents was approximately $920.7 million.

Outlook

The Company expects its full year operating income to be approximately $340 million, including the one-time integration expense of approximately $10 million for Guascor. The Company reiterates its guidance for 2012 new unit bookings of $1.7 to $1.9 billion, aftermarket bookings of $1.4 to $1.6 billion, and before the impact of the Guascor integration costs, new unit segment margins of approximately 10% and aftermarket segment margins in the range of 22 to 24%. The Company expects its full year 2012 interest expense to be in the range of $60 to $65 million and its effective tax rate to be approximately 32 to 34%.

Conference Call

The Company will discuss its third quarter 2012 results at its conference call on November 2, 2012, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on November 2, 2012, through 11:59 p.m. Eastern Time on November 9, 2012. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (800) 585-8367 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 47649371.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects, "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following:economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others'' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	($ in millions, except per share amounts)

Net sales of products	$ 390.3	$ 440.0	$ 1,312.4	$ 1,118.3
Net sales of services	204.1	190.5	579.6	455.3
Total revenues	594.4	630.5	1,892.0	1,573.6
Cost of products sold	279.5	323.0	989.1	822.5
Cost of services sold	144.3	136.1	419.6	333.1
Total cost of sales	423.8	459.1	1,408.7	1,155.6
Gross profit	170.6	171.4	483.3	418.0
Selling and administrative expenses	90.2	89.6	267.4	266.2
Research and development expenses	6.4	8.6	17.6	20.7
Income from operations	74.0	73.2	198.3	131.1
Interest expense, net	(15.7)	(13.7)	(47.9)	(44.7)
Early redemption premium on debt	-	-	-	(10.1)
Other income (expense), net	1.2	(0.5)	0.8	1.3
Income before income taxes	59.5	59.0	151.2	77.6
Provision for income taxes	17.4	17.9	49.8	26.4
Net income	42.1	41.1	101.4	51.2
Net (income) loss attributable to noncontrolling interest	(0.9)	(0.8)	(2.6)	0.7
Net income attributable to Dresser-Rand	$ 41.2	$ 40.3	$ 98.8	$ 51.9
Net income attributable to Dresser-Rand per share
Basic	$ 0.55	$ 0.52	$ 1.31	$ 0.66
Diluted	$ 0.54	$ 0.51	$ 1.30	$ 0.66
Weighted average shares outstanding - (in thousands)
Basic	75,542	77,860	75,455	78,373
Diluted	76,351	78,611	76,168	79,134

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	($ in millions)
Revenues
New units	$ 247.5	$ 292.6	$ 902.6	$ 739.0
Aftermarket parts and services	346.9	337.9	989.4	834.6
Total revenues	$ 594.4	$ 630.5	$ 1,892.0	$ 1,573.6
Gross profit
New units	$ 44.9	$ 56.2	$ 141.4	$ 140.9
Aftermarket parts and services	125.7	115.2	341.9	277.1
Total gross profit	$ 170.6	$ 171.4	$ 483.3	$ 418.0
Income from operations
New units	$ 21.1	$ 30.2	$ 68.6	$ 66.0
Aftermarket parts and services	76.1	68.8	199.3	144.2
Unallocable	(23.2)	(25.8)	(69.6)	(79.1)
Total income from operations	$ 74.0	$ 73.2	$ 198.3	$ 131.1
Bookings
New units	$ 478.8	$ 732.1	$ 1,266.7	$ 1,274.2
Aftermarket parts and services	394.6	438.6	1,170.9	1,022.6
Total bookings	$ 873.4	$ 1,170.7	$ 2,437.6	$ 2,296.8
Backlog - ending
New units	$ 2,449.9	$ 2,180.2	$ 2,449.9	$ 2,180.2
Aftermarket parts and services	661.1	544.0	661.1	544.0
Total backlog	$ 3,111.0	$ 2,724.2	$ 3,111.0	$ 2,724.2

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2012	2011
	($ in millions)
Assets
Current assets
Cash and cash equivalents	$ 150.9	$ 128.2
Restricted cash	24.3	29.5
Accounts receivable, less allowance for losses of $8.2 at 2012 and $9.3 at 2011	412.2	477.5
Inventories, net	506.3	407.7
Prepaid expenses and other	87.0	67.1
Deferred income taxes, net	40.3	40.3
Total current assets	1,221.0	1,150.3
Property, plant and equipment, net	457.6	456.0
Goodwill	894.2	869.8
Intangible assets, net	511.3	508.0
Deferred income taxes	12.3	11.1
Other assets	76.9	68.5
Total assets	$ 3,173.3	$ 3,063.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 544.0	$ 600.7
Customer advance payments	260.1	272.2
Accrued income taxes payable	12.8	20.1
Current portion of long-term debt	27.4	39.3
Total current liabilities	844.3	932.3
Deferred income taxes	49.1	45.2
Postemployment and other employee benefit liabilities	123.6	135.9
Long-term debt	1,068.5	990.4
Other noncurrent liabilities	84.8	86.9
Total liabilities	2,170.3	2,190.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,665,943 and 75,363,784 shares issued and outstanding atSeptember 30, 2012, and December 31, 2011, respectively	0.8	0.8
Additional paid-in capital	131.1	105.3
Retained earnings	1,004.3	905.5
Accumulated other comprehensive loss	(135.6)	(138.8)
Total Dresser-Rand stockholders' equity	1,000.6	872.8
Noncontrolling interest	2.4	0.2
Total stockholders' equity	1,003.0	873.0
Total liabilities and stockholders' equity	$ 3,173.3	$ 3,063.7

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine months ended Septemer 30,
	2012	2011
	($ in millions)
Cash flows from operating activities
Net income	$ 101.4	$ 51.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64.2	59.9
Deferred income taxes	7.4	9.3
Stock-based compensation	20.4	9.2
Excess tax benefits from stock-based compensation	(4.0)	(3.6)
Amortization of debt financing costs	2.9	10.8
Provision for losses on inventory	0.7	0.4
Loss on sale of property, plant and equipment	0.8	0.2
Net loss from equity investments	1.0	0.1
Changes in working capital and other, net of acquisitions
Accounts receivable	67.1	19.8
Inventories	(95.9)	(76.8)
Accounts payable and accruals	(60.2)	6.2
Customer advances	(15.7)	50.9
Other, principally tax and pension accruals	(40.8)	(58.8)
Net cash provided by operating activities	49.3	78.8
Cash flows from investing activities
Capital expenditures	(48.9)	(38.8)
Proceeds from sales of property, plant and equipment	0.8	0.3
Acquisitions, net of cash acquired	(48.8)	(283.5)
Other investments	(13.2)	(10.0)
Decrease in restricted cash balances	5.2	7.7
Net cash used in investing activities	(104.9)	(324.3)
Cash flows from financing activities
Proceeds from exercise of stock options	2.5	2.7
Proceeds from borrowings	387.6	1,306.6
Excess tax benefits from stock-based compensation	4.0	3.6
Repurchase of common stock	-	(505.0)
Payments for debt financing costs	(0.4)	(15.7)
Repayments of borrowings	(316.2)	(821.7)
Net cash provided by (used in) financing activities	77.5	(29.5)
Effect of exchange rate changes on cash and cash equivalents	0.8	1.3
Net increase (decrease) in cash and cash equivalents	22.7	(273.7)
Cash and cash equivalents, beginning of period	128.2	420.8
Cash and cash equivalents, end of period	$ 150.9	$ 147.1

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	September 30,	December 31,
	2012	2011
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 175.2	$ 157.7
Current portion of long-term debt	(27.4)	(39.3)
Long-term debt	(1,068.5)	(990.4)
Net debt	$ (920.7)	$ (872.0)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice President, Investor Relations, +1-713-973-5497